EXHIBIT 99.01

                               AMENDED AND RESTATED

                        SAVOY PICTURES ENTERTAINMENT, INC.

                                STOCK OPTION PLAN


                                    ARTICLE I

                                   DEFINITIONS

                   The terms used in this Stock Option Plan (the
         "Plan"), which provides for the issuance of non-qualified stock options ("Options"), shall, unless the context shall require otherwise, have the following meanings:

                   A. "Adjusted Fair Market Value" shall mean, in the event of a Change in Control, the greater of (i) the highest price per share of Common Stock paid to holders of the Common Stock in any transaction (or series of transactions) constitut-ing or resulting in a Change of Control or (ii) the highest Fair Market Value of a share of Common Stock during the ninety
         (90) day period ending on the date of a Change in Control.

                   B. "Agreement" shall mean the written agreement between the Company and a Recipient evidencing the grant of an Option and setting forth the terms and conditions thereof.

                   C. A "Change of Control" shall occur, for purposes of this Plan, at such time as any person or group, other than stockholders of the Company specified in Annex I hereto (the "Stockholders") and any other entities that become stockholders before December 31, 1992 and their Permitted Transferees (as defined in the Stockholders Agreement), acquire beneficially at least 50% of the common stock of the Company, unless such event occurs as a result of sales to stock in one or more IPOs.

                   D. "Common Stock" shall refer to the Company's common stock.

                   E. The "Company" is Savoy Pictures Entertainment, Inc., a New York corporation, and any successors in interest by merger, operation of law, assignment, purchase or otherwise or all or substantially all of the property, assets and business of the Company.

                   F. The "Compensation Committee" shall mean the Compensation Committee designated by the Board of Directors of the Company.





                   G. An "Executive" shall include an elected or ap-pointed executive of the Company in the position of "Vice President" or a position of greater authority, and shall also include any other employee of or consultant to the Company of any of its subsidiaries designated for participation by either
         (a) the unanimous written consent, dated March 2, 1992, of the Company's Board of Directors or (b) by the Compensation Commit-tee at any time.

                   H. "Fair Market Value" of the Company's Common Stock shall mean the value established by the Board of Direc-tors is good faith, after consultation with the Company's in-vestment bankers, which shall not be less than book value as set forth in the then most current financial statements of the Company; provided, however, that, if the Common Stock is pub-licly traded in the over-the-counter market or on a recognized exchange, Fair Market Value shall be the average closing price of the Shares for the 20 trading days immediately preceding the event which required the determination of Fair Market Value.

                   I. "IPO" shall mean the completion of one or more transactions, after giving effect to which, more than an ag-gregate of 20% of the then outstanding shares of the Company will have been sold to the public pursuant to a registration statement declared effective by the Securities Exchange Commis-sion under the Securities Act of 1933, as amended.

                   J. A "Recipient" is an Executive whom the Board of Directors or Compensation Committee has designated to receive an Option pursuant to the terms of the Plan.

                   K. The "Stockholder Agreement" shall mean the Stockholders Agreement, dated as of March 2, 1992, between the Company and the Stockholders, as amended from time to time.

                   L. "Termination for Cause" shall mean termination for (a) conviction of any crime which constitutes a felony in the jurisdiction involved, (b) gross negligence or willful mal-feasance in performing the Recipient's obligations to the Com-pany or in following the instructions of the Company's Board of Directors, provided that the Company has given the Recipient written notice setting forth with specificity the nature of the Recipient's alleged gross negligence or malfeasance or (c) cause pursuant to the terms of any written employment agreement with the Company (or any of its subsidiaries) to which the Re-cipient is a party.





                                    ARTICLE II

                                PURPOSE AND SCOPE

                   A. Purpose - The Plan is being adopted by the Com-pany for the purpose of establishing incentives designed to attract and retain personnel with outstanding ability and expe-rience to the Company, and to encourage the efforts and perfor-mance of the Company's Executives by increasing their propri-etary interest in the Company.

                   B. Eligibility - Executives shall be eligible to receive Options under the Plan. The Compensation Committee, in its sole discretion (or the Board of Directors in the case of grants made on March 2, 1992) shall determine which Executives shall become Recipients, the number of Options which shall be granted to each Recipient, the date of the grant and the terms of exercise of each Option.


                                   ARTICLE III

                                  ADMINISTRATION

                   A. Administration - The Plan shall be administered by the Compensation Committee, which shall consist of members designated by the Board of Directors of the Company. Without limiting the generality of the foregoing, the Compensation Com-mittee shall have authority, in its sole discretion (and its determinations shall be final and binding on the Company and Recipients of Options): to interpret conclusively the provi-sions of the Plan and decide questions of fact arising in its application; to adopt, amend and revoke rules and regulations relating to the Plan; to determine the Executives to whom Op-tions shall be granted, the number of such Options, their date of grant and their exercise price; and to make any other deter-mination necessary or desirable in the administration of the Plan, except for those determinations reserved to the Board of Directors of the Company; provided, however, that, with respect to decisions by the Board of Directors or the Compensation Com-mittee with respect to grants of Options to the Chief Executive Officer or the Chief Operating Officer, the Chief Executive Officer and the Chief Operation Officer shall not vote and the action of the Compensation Committee with respect to them shall be submitted to the Board of Directors for ratification.

                   B. Committee Action - A majority of the Compensa-tion Committee shall constitute a quorum, and a majority of a quorum may authorize any action.





                   C. Expenses - All costs of administering the Plan shall be borne by the Company.


                                    ARTICLE IV

                              SHARES SUBJECT TO PLAN

                   A. Maximum Shares - The maximum number of shares of Common Stock which may be subject to Options under the Plan shall be 1,000,000, subject to adjustment as provided in Sec-tion 4.2 below. Either treasury stock or shares which have been authorized but not yet issued (or a combination of both) may be used to satisfy the Company's obligations under the Plan. If an Option is cancelled or expires for any reason (in-cluding forfeitures) prior to being exercised by its Recipient, all shares subject to such Option shall become available for future Options.

                   B. Adjustments - In the event of a stock split, stock dividend, merger, combination, reorganization, recapital-ization, reclassification, consolidation, spin-off, split-up or substantially similar event affecting the number of shares of Common Stock outstanding, or the issuance to all holders of Common Stock of warrants or rights to buy Common Stock, the maximum number of shares which may be subject to Options shall be appropriately adjusted by the Compensation Committee.

                                    ARTICLE V

                         TERMS AND CONDITIONS OF OPTIONS

                   Each Option shall be evidenced by an agreement (the "Agreement") between the Company and the Recipient evidencing the grant of an Option as herein provided. Each Agreement shall conform to the following terms and conditions:

                   A. Option Price - The purchase price per share un-der each Option granted by the Compensation Committee shall be set by the Compensation Committee on the date of grant, and shall not be less than the Fair Market Value of the Company's Common Stock on that date; provided, however, that the Compen-sation Committee with respect to options granted on or prior to March 2, 1993 may provide that the purchase price per share shall be $12.

                   B. Duration of Option - The Compensation Committee shall determine the duration of each Option which it grants, and each Agreement shall specify the maximum period during





         which the Option to which it relates may be exercised. No Op-tion shall be exercisable more than ten years after the date it is granted, nor shall any Options be granted under the Plan after March 2, 2002.

                   C. Vesting - Each Option shall vest (become exer-cisable) in accordance with a determination by the Compensation Committee.

                   D. Exercise of Option - Subject to Article VI be-low, a Recipient who is vested with respect to all or part of an Option may exercise all or a part of such vested portion of delivering to the Company, at its principal executive office, written notice specifying the number of shares with respect to which the Option is being exercised, together with payment in full of the purchase price of the shares. Such payment shall be in cash or check or such other property (including shares of Common Stock) as may be acceptable to the Compensation Commit-tee. The Compensation Committee shall prescribe the method of delivery of the notice. Vested Options may be exercised in any order of grant that the Recipients (or his personal representa-tive, if applicable) elects.

                   E. Rights After Issue - Upon the issuance of stock certificates evidencing shares purchased under an Option, the Recipient shall have all of the rights of a stockholder of the Company with respect to the shares of Common Stock represented by the certificate, including the right to vote the shares and to receive all dividends and other distributions with respect thereto. Prior to such issuance, the Recipient shall not be entitled to any rights of a stockholder (including the right to vote or receive dividends or distributions). Upon the exercise of an Option, the Recipient shall become subject to the duties and obligations, and entitled to the rights and benefits, of the Stockholders Agreement, and the shares purchased under an Option shall be subject to the transfer restrictions and voting agreement contained in the Stockholders Agreement.

                   F. Non-Qualification - An Option granted pursuant to the Plan shall not qualify as an "Incentive Stock Option" under Section 422 of the Internal Revenue Code.

                   G. Non-Transferability - An Option granted pursuant to the Plan may not be transferred in any manner otherwise than by will or by the laws of descent and distribution and may be exercised during the lifetime of the Recipient only by the Re-cipient or by his guardian or legal representative. The terms of any such Option shall be binding upon the executors, admin-istrators, heirs and successors of the Recipient.





                   H. Effect of Change in Control - Notwithstanding anything contained in the Plan or an Agreement to the contrary, in the event of a Change in Control, (i) all Options outstand-ing on the date of such Change in Control shall become im-mediately and fully exercisable and (ii) a Recipient will be permitted to surrender for cancellation, within sixty (60) days after such Change in Control, any Option or portion of an Op-tion to the extent not yet exercised and the Recipient will be entitled to receive a cash payment in an amount equal to the excess, if any, of (x) the greater of (1) the Fair Market Value, on the date preceding the date of surrender, of the Com-mon Stock subject to the Option or portion thereof surrendered or (2) the Adjusted Fair Market Value of the Common Stock sub-ject to the Options or portion thereof surrendered over (y) the aggregate purchase price for such Common Stock under the Option or portion thereof surrendered; provided, however, that in the case of an Option granted within six (6) months prior to the Change in Control to any Recipient who may be subject to li-ability under Section 16(b) of the Securities Exchange Act of 19343, as amended (the "Exchange Act"), such Recipient shall be entitled to surrender for cancellation his or her Option during the sixty (60) day period commencing upon the expiration of six
         (6) months from the date of grant of any such Option.


                                    ARTICLE VI

                            TERMINATION OF EMPLOYMENT

                   An Option may be exercised by a Recipient whose em-ployment by the Company (or a subsidiary of the Company) has terminated only in accordance with the following rules:

                        1. In the event of the Recipient's Termination for Cause, he shall forfeit all vested and non-vested Options which have not been exercised at the date of termination.

                        2. If the Recipient's employment is terminated by reason of his death, permanent disability or re-tirement, then he or his personal representative may exercise any vested Option at any time before the earlier of the third anniversary of his termination of employment or the stated expiration date of such Option.

                        3. If the Recipient's employment terminates for any reason other than cause, death, disability or retirement, he may exercise any vested Option at any time before the earlier of the date six months after





                   such termination or the stated expiration date of such Option.

                        4. If the Recipient dies after his employment has terminated (whether by reason of disability or otherwise) but before the period in which he may ex-ercise an Option has expired, then his personal rep-resentative may exercise any vested Option only dur-ing the period that the Recipient, if alive, may have exercised the Option.


                                   ARTICLE VII

                                   ADJUSTMENTS

                   1. Appropriate adjustments shall be made by the Compensation Committee to the number of shares covered by an Option, and to the purchase price per share, in the event of a change in the number of the Company's shares of Common Stock outstanding caused by a stock split, reverse stock split, stock dividend, merger, combination, reorganization, recapitaliza-tion, reclassification, consolidation, spin-off, split-up or substantially similar event, or the issuance to all holders of Common Stock of warrants or rights to buy Common Stock.

                   2. In the event of any conversion of Common Stock generally into securities of another corporation, or the con-solidation of the Company with, or the merger of the Company with or into another corporation, or the sale of all or sub-stantially all of the assets of the Company to another corpora-tion, such Options not theretofore exercised prior to such transaction shall thereafter, upon exercise, represent the right to receive upon payment of the Option price in effect immediately prior to such transaction, the kind and amount of shares, security or property (including cash) which the holder of the Option would have been entitled to receive following consummation of such transaction had the Option been exercised immediately prior to such transaction (subject to subsequent adjustments as provided in paragraph (a) of this Article VII upon the occurrence of the events herein specified).


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

                   A. Termination or Amendment - The Board of Direc-tors of the Company may terminate or amend the Plan at any





         time, except that an Option then outstanding shall not be af-fected thereby without the written consent and acquiescence of the Recipient holding such Option.

                   B. Stockholder Approval - The Board may make such amendments to the Plan as it shall deem advisable except that the approval of a majority of the stockholders of the Company, present or represented at a meeting duly held in accordance with the laws of the State of New York, shall be required for any amendment which would:

                        1. materially modify the requirements as to eligibility for Option under the Plan;

                        2. materially increase the maximum number of shares of Common Stock available under Paragraph 4.1 hereof; or

                        3. materially increase the benefits accruing to Recipients under the Plan.

                                    ARTICLE IX

                                  MISCELLANEOUS

                   A. Limitation of Liability - As illustrative of the limitations of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

                        1. give any person any right to be granted an Option other than at the sole discretion of the Com-pensation Committee;

                        2. give any person any rights whatsoever with respect to shares of Common Stock except as specifi-cally provided in the Plan;

                        3. limit in any way the right of the Company to terminate the employment of any person at any time; or

                        4. be evidence of any agreement or understand-ing, expressed or implied, that the Company will em-ploy any person in any particular position at any particular rate of compensation or for any particular period of time.

                   B. Non-Exclusivity of Plan - Nothing contained in the Plan is intended to amend, modify or rescind any previously





         approved compensation plans or programs entered into by the Company. The Plan shall be construed to be in addition to any and all such plans or programs. The adoption of the Plan shall not be construed as creating any limitations on the power or authority of the Board of Directors of the Company to adopt such other additional incentive or other compensation arrange-ments as the Board of Directors may deem necessary or desir-able.

                   C. Withholding of Taxes - The Company shall have the right to deduct from any distribution of cash to any Re-cipient an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be with-held (the "Withholding Taxes") with respect to any Option. If a Recipient is entitled to receive Common Stock upon exercise of an Option, the Recipient shall pay the Withholding Taxes to the Company prior to the issuance, or release from escrow, of such Common Stock. In satisfaction of the Withholding Taxes to the Company, the Recipient may make a written election (the "Tax Election"), which may be accepted or rejected in the dis-cretion of the Compensation Committee, to have withheld a por-tion of the Common Stock issuable to him or her upon exercise of the Option having an aggregate Fair Market Value, on the date preceding the date of exercise, equal to the Withholding Taxes, providing that in respect of a Recipient who may be sub-ject to liability under Section 16(b) of the Exchange Act either (i) (A) the Recipient makes the Tax Election at least six (6) months after the date the Option was granted, (B) the Option is exercised during the ten-day period beginning on the third business day and ending on the twelfth business day fol-lowing the release for publication of the Company's quarterly or annual statements of earnings (a "Window Period") and (C) the Tax Election is made during the Window Period in which the Option is exercised or prior to such Window Period and subse-quent to the immediately preceding Window Period or (ii) (A) the Tax Election is made at least six months prior to the date the Option is exercised and (B) the Tax Election is irrevocable with respect to the exercise of all Options which are exercised prior to the expiration of six months following an election to revoke the Tax Election. Notwithstanding the foregoing, the Compensation Committee may, by the adoption of rules or other-wise, (i) modify the provisions in the preceding sentence or impose such other restrictions or limitations on Tax Elections as may be necessary to ensure that the Tax Elections will be exempt transactions under Section 16(b) of the Exchange Act, and (ii) permit Tax Elections to be made at such other times and subject to such other conditions as the Compensation Com-mittee determines will constitute exempt transactions under
         Section 16(b) of the Exchange Act.





                   D. Interpretation of the Program - 1. The headings of Articles and Sections in the Plan are for convenience only, and are not meant to modify the meaning of the text of each such Article and Section.

                   2. As used herein, pronouns in the masculine gender shall also include the feminine and the singular form of words may include the plural, unless the context clearly requires the contrary.

                   E. Effective Date - The Plan shall be effective as of March 2, 1992.





                                     ANNEX I

                                   STOCKHOLDERS


                   1.   GKH Partners, L.P.
                   2.   Allen & Company Incorporated
                   3.   Allen Value Limited
                   4.   Allen Value Partners, L.P.
                   5.   American Home Assurance Company
                   6.   Mitsui & Co., Ltd.
                   7.   Mitsui & Co. (USA), Inc.
                   8.   Toho-Towa Co., Ltd.
                   9.   Valdi Corporation N.V.
                   10.  Weinberg Fund
                   11.  Victor A. Kaufman
                          and Loretta Kaufman
                   12.  Lewis J. Korman
                          and Sharon Korman
                   13.  Frank Price
                   14.  Chargeurs S.A.
                   15.  Pricel S.A.
                   16.  Allied Filmmakers N.V.
                   17.  HKW Voting Trust



                        SAVOY PICTURES ENTERTAINMENT, INC.


                                     FORM OF

                              STOCK OPTION AGREEMENT


                   THIS AGREEMENT, made as of __________________ (the "Grant Date") between Savoy Pictures Entertainment, Inc., a Delaware corporation (the "Company"), and _______________ (the "Optionee").

                   WHEREAS, the Company has adopted the Savoy Pictures Entertainment, Inc. Stock Option Plan in order to provide ad-ditional incentive to certain officers and employees of, and consultants to, the Company and its subsidiaries; and

                   WHEREAS, the Company has determined to grant to op-tion to the Optionee as provided herein;

                   NOW, THEREFORE, the parties hereto agree as follows:

                   1.   Grant of Option.

                        1.1. The Company hereby grants to the Optionee the right and option (the "Option") to purchase, to the extent the Option becomes vested and exercisable, all or any part of an aggregate of _____ whole shares of common stock, par value $.01 per share, of the Company ("Shares") subject to, and in accordance with, the terms and conditions set forth in this Agreement.

                        1.2. The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

                   2.   Purchase Price.

                   The price at which the Optionee shall be entitled to purchase Shares upon the exercise of the Option shall be $_____ per Share.

                   3.   Duration of Option.

                   The Option shall be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Grant Date (the "Exercise Term"); provided, however, that the Option may be earlier terminated as provided in Section 6 hereof.


                   4.   Vesting and Exercisability of Option.

                   The Option shall vest and become exercisable with respect to 33-1/3% of the Shares on the first anniversary of the Grant Date, and an additional 33-1/3% of the Option shall vest on each of the second and third anniversaries of the Grant Date if and only if the Optionee has remained employed (as an employee or consultant) by the Company until each of such dates. The entire Option shall vest immediately if (i) the Optionee dies or becomes permanently disabled while employed by the Company, (ii) the Optionee is terminated without Cause (as hereinafter defined), (iii) there occurs a Change of Control (as hereinafter defined) of the Company or (iv) the Compensa-tion Committee of the Company so decides. The Option shall terminate to the extent it is unused.

                   5.   Manner of Exercise and Payment.

                        5.1.  Subject to the terms and conditions of
         this Agreement, the Option may be exercised by delivery of written notice to the Company, at its principal executive of-fice. Such notice shall state that the Optionee is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised.

                        5.2. The notice of exercise described in Sec-tion 5.1 shall be accompanied by the full purchase price for the Shares in respect of which the Option is being exercised, in cash or check or such other property as may be acceptable to the Board of Directors of the Company.

                        5.3.  Upon receipt of notice of exercise and
         full payment for the Shares in respect of which the Option is being exercised, the Company shall take such action as may be necessary to effect the transfer to the Optionee of the number of Shares as to which such exercise was effective.

                        5.4. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with re-spect to any shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agree-ment and the Optionee shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee's name shall have been entered as a stockholder of record on the books of the Company, whereupon the Optionee shall have full voting and other ownership rights with respect to such Shares.






                   6. Death, Disability, Retirement or Other Termina-tion of Employment or Consultancy.

                   If the employment or consultancy of the Optionee is terminated as a result of his death, disability or retirement, the Option shall continue to be exercisable in whole or in part at any time within three (3) years after the date of such ter-mination of employment or consultancy, but in no event after the expiration of the Exercise Term. If the employment or con-sultancy of the Optionee terminates for any other reason, other than for Cause, this Option shall continue to be exercisable in whole or in part at any time within six (6) months after the date of such other termination or employment or consultancy, but in no event after the expiration of the Exercise Term. In the event of termination for Cause, all vested Options shall expire upon termination. In the event of the Optionee's death, the Option shall be exercisable by the legatee or legatees un-der his will, or by his personal representatives or distribu-tees, and such person or persons shall be substituted for the Optionee each time the Optionee is referred to herein.

                   7.   Nontransferability.

                   The Option shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee.

                   8.   No Right to Continued Employment or Consultancy.

                   Nothing in this Agreement shall be interpreted or construed to confer upon the Optionee any right with respect to continuance of employment or consultancy by the Company, nor shall this Agreement interfere in any way with the right of the Company to terminate the Optionee's employment or consultancy at any time.

                   9.   Adjustments.

                   In the event of a Change in Capitalization (as here-inafter defined), appropriate adjustments shall be made (as determined in good faith by the Board of Directors of the Com-
         pany) regarding the number and class of Shares or other stock or securities subject to the Option and the purchase price for such Shares or other stock or securities.

                   10.  Termination Events.

                   In the event of (i) the liquidation or dissolution of the Company or (ii) a merger or consolidation of the Company (a




         "Transaction"), the Option shall continue in effect in ac-cordance with its terms for 90 days from the date of such transaction and the Optionee shall only be entitled to receive in respect of all Shares subject to the Option, upon exercise of the Option within such ninety (90) day period, the same num-ber and kind of stock, securities, cash, property or other con-sideration that each holder of Shares was entitled to receive in the Transaction.

                   11.  Withholding of Taxes.

                   Upon exercise of the Option, the Optionee shall pay the Withholding Taxes (as defined in Section 12) to the Company in cash or check prior to the issuance, or release from escrow, of such Shares. In satisfaction of the Withholding Taxes, the Optionee may make a written election (the "Tax Election"), which may be accepted or rejected in the discretion of the Com-pany, to have withheld a portion of the Shares issuable to him or her upon exercise of the Option, having an aggregate Fair Market Value (as hereinafter defined) on the date preceding the Tax Date (as defined in Section 12) equal to the Withholding Taxes.

                   12. Definitions. For the purposes of this Agree-ment:

                        (a) "Agreement" shall mean this written agree-ment between the Company and the Optionee evidencing the grant of an Option and setting forth the terms and conditions hereof.

                        (b) "Change in Capitalization" shall mean an increase or reduction in the number of Shares by reason of re-classification, recapitalization, merger, consolidation, reor-ganization, spin-off, split-up, stock dividend, stock split or reverse stock split or a substantially similar event, or the issuance to all the holders of Shares of warrants or rights to purchase Shares.

                        (c) "Cause" shall mean (a) conviction of any crime which constitutes a felony in the jurisdiction involved or (b) gross negligence or willful malfeasance in performing the Optionee's obligations to the Company or in following the instructions of the Company's Board of directors, provided that the Company has given the Optionee written notice setting forth with specificity the nature of the Optionee's alleged gross negligence or willful malfeasance.

                        (d) "Change of Control" shall occur, for pur-poses of this Agreement, at such time as any person or group, other than the Stockholders of the Company specified in Annex I




         hereto and any other entities that become stockholders before December 31, 1992 and their Permitted Transferees (as defined in the Stockholders Agreement between the Company and the Stockholders dated as of March 2, 1992, as amended) acquire beneficially at least 50% of the common stock of the Company, unless such event occurs as a result of sales or stock in one or more IPOs (as defined in the Stockholders Agreement between the Company and the Stockholders dated as of March 2, 1992, as amended).

                        (e) "Disability" shall mean a physical or men-tal infirmity which impairs the Optionee's ability to perform substantially his or her duties for a period of one hundred eighty (180) days in any calendar year.

                        (f) "Fair Market Value" shall mean the value established by the Board of Directors in good faith, after con-sultation with the Company's investment bankers.

                        (g) "Stockholders" shall mean the stockholders of the Company who are parties to the Stockholders Agreement, dated as of March 2, 1992, as amended.

                        (h)  "Tax Date" shall mean the date that the
         amount of Withholding Taxes are determined.

                        (i) "Withholding Taxes" shall mean an amount, as determined by the Company, equal to the sum of federal, state and local income taxes and any other taxes as the Company may be required by law to withhold with respect to the exercise of the Option.

                   13.  Modification of Agreement.

                   This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

                   14.  Severability.

                   Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.







                   15.  Governing Law.

                   The validity, interpretation, construction and per-formance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

                   16.  Successors in Interest.

                   This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Optionee's legal representa-tives. All obligations imposed upon the Optionees and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Optionee's heirs, execu-tors, administrators and successors.

                                       Savoy Pictures Entertainment, Inc.


         Attest:                       By:
                                          Lewis J. Korman, President
                                          and Chief Operating Officer



         Terri Napolitani
         Assistant Secretary























                                     ANNEX I

                                   STOCKHOLDERS


                   1.   GKH Partners, L.P.

                   2.   American Home Assurance Company

                   3.   Allen & Company Incorporated

                   4.   Allen Value Limited

                   5.   Allen Value Partners, L.P.

                   6.   Valdi Corporation N.V.

                   7.   Mitsui & Co., Ltd.

                   8.   Mitsui & Co. (USA), Inc.

                   9.   Toho-Towa Co., Ltd.

                   10.  Weinberg Fund

                   11.  Weinberg Fund II

                   12.  Victor A. Kaufman and Loretta Kaufman

                   13.  Lewis J. Korman and Sharon Korman

                   14.  Frank Price

                   15.  Chargeurs S.A.

                   16.  Pricel S.A.

                   17.  Allied Filmakers B.V.

                   18.  HKW Voting Trust

                   19.  Cecchi Gori Europa B.V.

                   20.  Rete Europa B.V.

                   21.  High Speed Video B.V.

                   22.  Home Box Office Division of Time Warner Enter-

                        tainment L.P.




                                                               EXHIBIT 5


             [LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON]


                                                            830-8164
         October 22, 1993                               (FAX:  820-8587)



         Savoy Pictures Entertainment, Inc.
         Carnegie Hall Tower
         152 West 57th Street
         New York, New York  10019

                        Re:  Savor Pictures Entertainment, Inc.
                             Registration Statement on Form S-8
                             - Stock Option Plan

         Dear Sirs:

                   We are acting as counsel to Savoy Pictures Entertain-ment Inc., a Delaware corporation (the "Company"), in connec-tion with the possible issuance of up to 1,000,000 shares (the "Shares") of common stock, par value $0.01 per share, of the Company to officers, nonemployee directors, consultants and employees of the Company and its subsidiaries upon the exercise of options which may be granted to them pursuant to the Savoy Pictures Entertainment Inc. Stock Option Plan (the "Plan").

                   We have examined the originals, or certified, con-formed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or neces-sary as the basis of the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all sig-natures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon certificates and statements of public officials, officers or representatives of the Company and others.

                   Based upon the foregoing, and subject to the limita-tions set forth herein, we are of the opinion that the issuance of up to 1,000,000 Shares pursuant to the Plan has been duly authorized and that such Shares, when issued and paid for (with the consideration received by the Company being not less than the par value thereof) in accordance with the Plan, will be validly issued, fully paid and non-assessable.


         Savoy Pictures
           Entertainment Inc.          -2-              October 22, 1993



                   The opinion expressed herein is limited to the fed-eral laws of the United States, the laws of the State of New York and, to the extent required by the foregoing opinion, the General Corporation Law of the State of Delaware.

                   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to the registration of the Shares. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                       Very truly yours,



                             FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


                             By: /s/ David C. Golay
                                       David C. Golay




                                                            EXHIBIT 24.1


                             CONSENT OF ERNST & YOUNG


         We consent to the incorporation by reference in the Registra-tion Statement (Form S-8) for the registration of 1,000,000 shares of common stock pertaining to the Stock Option Plan of Savoy Pictures Entertainment, Inc. of our report dated February 5, 1993, except as to Note 9, as to which the date is March 16, 1993, with respect to the consolidated financial statements and schedule of Savoy Pictures Entertainment, Inc. included in Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 33-63192) for the year ended December 31, 1992, filed with the Securities and Exchange Commission.


                                            /s/ Ernst & Young

                                            ERNST & YOUNG

         New York, New York
         October 21, 1993